EXHIBIT NO. 10.2

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into this 20th day of May, 2005, by and between Thomas Maun, a resident of Minnesota (“Consultant”), and Micro Component Technology, Inc., a Minnesota corporation (the “Company”).

In consideration of the mutual terms and conditions contained herein, the parties hereby agree as follows:

1.     Consulting Services.  Consultant shall act as the Chief Financial Officer of the Company.  Consultant shall provide such services and perform such tasks reasonably related to the foregoing as are assigned to him by the Company from time to time.  Consultant will be available to work at least 20 hours per week during the first three months of this Agreement, and 10 hours per week thereafter.  Consultant shall use his best efforts and shall at all times perform his services ably, diligently and in compliance with all known laws and regulations.  Consultant shall have no authority over, and shall not be responsible for payment of, payroll or payroll taxes, and shall not be a “responsible person” as defined by the Internal Revenue code with respect to nonpayment of any such trust fund taxes.

2.     Fees.  In consideration of his performance of services under this Agreement, the Company shall pay Consultant a fee of $50.00 per hour worked.  Consultant shall submit hours worked to the Company and Company shall pay within 5 working days of submission that this Agreement is in effect.  Consultant shall be reimbursed for reasonable and customary out of pocket expenses including mileage as incurred at the standard IRS rates.

3.     Status of Consultant.  Consultant is an independent contractor and not an employee.  Nothing in this Agreement shall be construed to create any other type of relationship between the parties.  Consultant shall not be eligible for coverage under any of the Company’s employee benefit plans, except that Company shall maintain family coverage for employee under Company’s group health insurance plan. Consultant shall not be eligible for workers’ compensation benefits from the Company or its insurer.

4.     Tax Matters.  The Company shall not withhold federal or state income taxes on any fees paid to Consultant and shall not pay FICA or any other payroll tax on any fees paid to Consultant.  Consultant understands that it is his obligation to pay income taxes and self-employment taxes on the fees paid by the Company and he agrees to indemnify and hold the Company harmless against any such taxes or any interest or penalties payable therewith.

5.     Term and Termination.  This Agreement shall become effective as of the date hereof, and shall continue for a term of six months thereafter.  It shall renew on a monthly basis thereafter until one party gives the other thirty days written notice of non-renewal.  Prior to that time, this Agreement may be terminated as follows:  (a) by the Company at any time in the event of Consultant’s death or disability, (b) by either party at any time upon 30 days advance written notice to the other party, or (c) by either party at any time in the event of a breach by the other party of any material term or condition contained herein, or (d) by Consultant immediately if he determines that the Company is unable to pay its obligations in the normal course.

6.     Confidential Information.  Consultant acknowledges that he has no ownership in and agrees to maintain the confidentiality and refrain from any unauthorized use of any trade secrets, confidential information or other proprietary data of the Company, including but not limited to manuals, marketing plans, pricing policies, financial statements or other information.  Upon termination of this Agreement, or earlier upon the Company’s request, Consultant shall return all documents or other tangible materials which contain such information, including all copies or excerpts thereof.  The provisions of this section 6 shall expressly survive termination or expiration of this Agreement.

7.     Noncompetition.  For the term of this Agreement, Consultant shall not, directly or indirectly, whether as consultant, employee, director, stockholder, proprietor, partner or creditor of any entity, engage in the State of Minnesota in any business substantially similar, in whole or in part, to the business of the Company.

8.     Assignment.  This Agreement may not be assigned by either party without the advance written consent of the other party.  Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the heirs, representatives, successors, and permitted assigns of the parties.

9.     Interpretation and Amendment.  This Agreement shall be interpreted in accordance with Minnesota law.  This Agreement constitutes the entire agreement of the parties on the subject matter hereof, superseding any prior oral or written agreements.  This Agreement can be amended or modified only in a writing signed by the party to be bound.

10.                                               Indemnification.  During the term of this Agreement, Company shall indemnify Consultant to the fullest extent permissible under Minnesota statutes section 302A.521 against liability, claims or losses arising against Consultant by reason of Consultant’s official capacity as Chief Financial Officer of Company.  Further, during the term of this Agreement, Company will maintain directors and officers liability insurance equivalent to that which it has in force as of the date of this Agreement, and will, at all time, list Consultant as one of the insured officers.

11.                                               Option.  The 90 day exercise period upon termination in the option grants to Consultant under Company’s stock option plan, shall not be deemed to begin until the termination of this Agreement for any reason.

IN WITNESS WHEREOF, the parties have caused the execution of this Agreement as of the day and year first above written.

/s/ Thomas P. Maun
Thomas Maun

Micro Component Technology, Inc.

By: /s/ Roger E. Gower
Its: Chief Executive Officer